Calculation of Filing Fee Tables
S-8
PEOPLES FINANCIAL SERVICES CORP.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $2.00 par value, reserved for future issuance pursuant to the Peoples Financial Services Corp. 2023 Equity Incentive Plan	Other	148,304	$ 60.92	$ 9,034,679.68	0.0001381	$ 1,247.69
Total Offering Amounts:						$ 9,034,679.68		$ 1,247.69
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,247.69
Offering Note
[1]	Common Stock, $2.00 par value, reserved for future issuance pursuant to the Peoples Financial Services Corp. 2023 Equity Incentive Plan Fee Calculation Details (a) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. (b) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant's common shares as quoted on the Nasdaq Stock Market on June 8, 2026, which was $60.92.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources